Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture is entered into as of May 7, 2012 (this “Supplemental Indenture”), by and among CES Mid-Continent Hamm, LLC, a Delaware limited liability company, CES Rockies, Inc., a Delaware corporation, Complete Energy, LLC, a Delaware limited liability company, Stride Well Service Company, Inc., a Delaware corporation, and Turner Energy Services, LLC, a Delaware limited liability company (the “New Guarantors”),all of which are subsidiaries of SESI, L.L.C., a Delaware limited liability company (the “Issuer”), Superior Energy Services, Inc., a Delaware corporation (“Superior Energy”), the guarantors named therein (the “Existing Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”), as Trustee, registrar, authentication agent and paying agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Superior Energy, Issuer, the Existing Guarantors and the Trustee have heretofore executed and delivered an Indenture dated as of April 27, 2011 (as supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500.0 million of 6.375% Senior Notes due 2019 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE

1. Representations. Each New Guarantor represents and warrants to the Trustee as follows:

(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part.

2. Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Guarantee. Each New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a senior unsecured basis.

ARTICLE III

MISCELLANEOUS

1. Notices. All notices and other communications to the New Guarantors shall be given as provided in the Indenture to the New Guarantors, at their address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

7. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CES MID-CONTINENT HAMM, LLC CES ROCKIES, INC. COMPLETE ENERGY, LLC STRIDE WELL SERVICE COMPANY, INC. TURNER ENERGY SERVICES, LLC

By:	/s/ William B. Masters
Name: William B. Masters
Title: Authorized Representative

Address: 601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130

SESI, L.L.C.

By:	Superior Energy Services, Inc.,
its managing member

By:	/s/ William B. Masters
Name: William B. Masters
Title: Executive Vice President
and General Counsel

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ William B. Masters
Name: William B. Masters
Title: Executive Vice President
and General Counsel

1105 PETERS ROAD, L.L.C.

ADVANCED OILWELL SERVICES, INC.

A&W WATER SERVICE, INC.

AWS, INC.

BLOWOUT TOOLS, INC.

CONCENTRIC PIPE AND TOOL RENTALS, L.L.C.

CONNECTION TECHNOLOGY, L.L.C.

CSI TECHNOLOGIES, LLC

DRILLING LOGISTICS, L.L.C.

FASTORQ, L.L.C.

HAMM & PHILLIPS SERVICE COMPANY, INC.

H.B. RENTALS, L.C.

INTEGRATED PRODUCTION SERVICES, INC. INTERNATIONAL SNUBBING SERVICES, L.L.C. LEED TOOL CORPORATION

MONUMENT WELL SERVICE CO.

NON-MAGNETIC RENTAL TOOLS, L.L.C. PRODUCTION MANAGEMENT INDUSTRIES, L.L.C.

PUMPCO ENERGY SERVICES, INC.

RISING STAR SERVICES, L.P.

SEMO, L.L.C.

SEMSE, L.L.C.

SPN FAIRWAY ACQUISITION, INC.

STABIL DRILL SPECIALTIES, L.L.C.

SUB-SURFACE TOOLS, L.L.C.

SUPERIOR HOLDING, INC.

SUPERIOR ENERGY SERVICES, L.L.C. SUPERIOR ENERGY SERVICES COLOMBIA, L.L.C.

SUPERIOR INSPECTION SERVICES, L.L.C.

TEXAS CES, INC

WARRIOR ENERGY SERVICES CORPORATION WILD WELL CONTROL, INC.

WORKSTRINGS INTERNATIONAL, L.L.C.

By:	/s/ William B. Masters
Name: William B. Masters
Title: Authorized Representative

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Craig Kaye
Name: Craig Kaye
Title: Vice President